EXHIBIT 99.1

RISK FACTORS FROM REGISTRATION STATEMENT

 DECLARED EFFECTIVE JUNE 8, 2007

RISKS RELATED TO THE SPLIT OFF

AFTER THE SEPARATION, WE WILL BE REQUIRED TO RAISE CAPITAL ON A STAND-ALONE BASIS, AND WE WILL NOT HAVE THE BENEFIT OF ACACIA’S CONSOLIDATED FINANCIAL STRENGTH OR SIZE TO SUPPORT OUR CAPITAL NEEDS.

Before the separation, a substantial portion of our operations was financed by Acacia’s sales of AR-CombiMatrix stock. After the separation, we will be required to raise capital on a stand-alone basis. Although one of the purposes of the separation is to permit us to achieve what our management believes is the most appropriate capital structure for our businesses, there can be no assurance that this will be achieved, and the risk therefore exists that we may not be able to secure adequate debt or equity financing on desirable terms. If future developments in the capital markets adversely affect the biotechnology industry, we will not have the benefit of Acacia’s consolidated financial strength or size to support our capital needs.

OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF THE RESULTS OF COMBIMATRIX CORPORATION AS AN INDEPENDENT ENTITY, AND, THEREFORE, MAY NOT BE RELIABLE AS AN INDICATOR OF OUR HISTORICAL OR FUTURE RESULTS.

The historical financial information included in this document may not reflect what our results of operations, financial position and cash flows would have been had we been an independent entity for the periods presented. Because the financial information included in this document reflects allocations for services provided to the CombiMatrix group by Acacia, these allocations may not reflect the costs we would have incurred for similar or incremental services as an independent entity. In addition, the historical financial information included in this document does not reflect transactions that have occurred since December 31, 2006, or that are expected to occur in connection with the separation. This historical financial information also may not be reliable as an indicator of future results.

AFTER THE SEPARATION, OUR COMMON STOCK MAY FAIL TO MEET THE INVESTING GUIDELINES OF INSTITUTIONAL INVESTORS, WHICH MAY NEGATIVELY AFFECT THE PRICE OF OUR COMMON STOCK AND IMPAIR OUR ABILITY TO RAISE CAPITAL THROUGH THE SALE OF COMMON STOCK.

Some of the holders of AR-CombiMatrix stock are institutional investors bound by various investing guidelines. In some cases companies are selected by institutional investors based on factors such as market capitalization, industry, trading liquidity and financial condition. The separation will reduce Acacia’s market capitalization. As a result, our common stock that the holders of AR-CombiMatrix stock will receive in the separation may not meet the investing guidelines of some institutional investors. Consequently, these institutional investors may be required to sell the CombiMatrix Corporation common stock that they receive in the separation or the AR-CombiMatrix stock prior to the redemption date. A sufficient number of buyers may not be available in the market to absorb these potential sales. Consequently, the stock price of our common stock may fall. Any such decline could impair our ability to raise capital through future sales of common stock.

AS A RESULT OF THE REDEMPTION OF AR-COMBIMATRIX STOCK FOR THE COMMON STOCK OF COMBIMATRIX CORPORATION, COMBIMATRIX CORPORATION MAY BE SUBJECT TO CERTAIN TAX LIABILITY UNDER THE INTERNAL REVENUE CODE.

The distribution of our common stock in the redemption will be tax-free to Acacia Research Corporation and our company if the distribution qualifies under Sections 368 and 355 of the Internal Revenue Code. If the distribution fails to qualify for tax-free treatment under Sections 355 and 368 of the Internal Revenue Code, corporate tax would be payable by the consolidated group of which we are a part based upon the difference between the aggregate fair market value of our common stock at the time of the distribution over Acacia’s tax basis for such stock. We estimate such amount of such tax would be zero if the redemption were to occur on May 14, 2007, because the tax basis in such stock held by Acacia exceeds the fair market value of our stock.  This could change if the market capitalization of AR-CombiMatrix stock increases above approximately $73 million.

The corporate level tax would be payable by Acacia, but in certain circumstances, we may be required to indemnify Acacia for such taxes pursuant to the tax allocation agreement. In addition, under the Internal Revenue Code’s consolidated return regulations, each member of the Acacia consolidated group, including CombiMatrix Corporation, will be severally liable for these tax liabilities following the redemption. If we are found liable to the IRS, the resulting obligation could materially and adversely affect our financial condition. We have agreed to indemnify Acacia for this and other tax liabilities if they result from certain actions taken by our company or from the redemption (see “Material U.S. Federal Income Tax Consequences of the Split Off,” beginning on page 22).

We received a private letter ruling from the IRS to the effect that, among other things, the redemption would be tax free to Acacia and the holders of AR-Acacia Technologies stock and AR-CombiMatrix stock under Sections 368 and 355 of the Internal Revenue Code. The private letter ruling, while binding upon the IRS, was based upon factual representations and assumptions made in the ruling request. The IRS could modify or revoke the private letter ruling retroactively if the factual representations and assumptions in the request were materially incomplete or untrue or the facts upon which the private letter ruling was based were materially different from the facts at the time of the redemption.

We have received an opinion of counsel to the effect that the distribution will qualify under those portions of Sections 355 of the Internal Revenue Code that the IRS did not rule upon in the private letter ruling (see “Material U.S. Federal Income Tax Consequences of the Split Off,” beginning on page 22). However, in rendering the opinion, counsel relied upon certain representations by us and Acacia.  We are not aware of any facts or circumstances that would cause any of those representations to be untrue. Nonetheless, if the redemption is taxable to Acacia as a result of representations being untrue that relate to an action or omission by CombiMatrix Corporation that occurs after the redemption, we must indemnify Acacia for any resulting tax-related liabilities. Likewise, if the redemption is taxable to CombiMatrix Corporation as a result of representations being untrue that relate to an action or omission by the Acacia that occurs after the redemption, then Acacia must indemnify us for any resulting tax-related liabilities.

WE MAY NOT BE ABLE TO ENGAGE IN DESIRABLE STRATEGIC TRANSACTIONS AND EQUITY ISSUANCES FOLLOWING THE SEPARATION.

Under Section 355(e) of the Internal Revenue Code, Acacia will recognize taxable gain on the separation if there are one or more acquisitions of our stock representing 50% or more of CombiMatrix stock (including either AR-CombiMatrix stock prior to the redemption, or common stock of CombiMatrix Corporation following the redemption) or AR-Acacia Technologies stock, measured by vote or value, and the stock acquisitions are found to be part of a plan or series of related transactions that includes the split off from the redemption. Our ability to issue additional equity or engage in other strategic transactions may be constrained because the issuance or acquisition of additional capital stock may cause the separation to be taxable to Acacia, and under the tax allocation agreement we would be required to indemnify Acacia against that tax. For a summary of Section 355(e) of the Internal Revenue Code, see “Material Federal Income Tax Consequences of the Split Off” beginning on page 22.

Based upon the current number of issued and outstanding shares of AR-CombiMatrix stock (59,569,769 shares), if more than 29,784,885 shares of AR-CombiMatrix stock were found to have been transferred or sold as part of a plan that includes the split off, then the split off would result in corporate tax to Acacia, and we could be liable to indemnify Acacia for that tax liability.  Based upon the number of shares of AR-Acacia Technologies stock (28,712,620 shares) issued and outstanding on May 14, 2007, if more than 14,356,310 shares of AR-Acacia Technologies stock were found to have been transferred or sold as part of a plan that includes the split off, then the split off would result in corporate tax to Acacia, and we could be liable to indemnify Acacia for that tax liability.  Generally, a transaction occurring more than two years before or more than two years after the redemption will not be deemed to be a part of a plan involving the split off.  Any transactions occurring within that time period generally are presumed to be part of such a plan unless we can rebut that presumption.  We do not believe that any transaction falling within the two-year period prior to the redemption has violated this rule.

If the redemption were to have occurred on May 14, 2007, then there would be 5,956,977 shares of our common stock issued and outstanding on May 14, 2007 (assuming each ten (10) shares of AR-CombiMatrix stock are redeemed for one (1) share of CombiMatrix Stock).  We would be restricted in our ability to issue more than 2,978,489 shares (or 50%) of our common stock within the two years following the redemption, and Acacia would be restricted in its ability to issue more than 14,356,310 shares of its stock.

Many of our competitors are not subject to similar restrictions and may issue their stock to complete acquisitions, expand their product offerings and speed the development of new technology.  Therefore, these competitors may have a competitive advantage over us.  In addition, substantial uncertainty exists on the scope of Section 355(e), and we may undertake future transactions, which may cause Section 355(e) to apply to the redemption based upon future IRS interpretations of the scope of Section 355(e) that we cannot anticipate at this time. Accordingly, we cannot be certain that we will not be liable for taxes as a result of the redemption.

FOLLOWING THE REDEMPTION OF AR-COMBIMATRIX STOCK FOR THE COMMON STOCK OF COMBIMATRIX CORPORATION, ACACIA RESEARCH CORPORATION AND COMBIMATRIX CORPORATION MAY BE SUBJECT TO CERTAIN TAX LIABILITY UNDER THE INTERNAL REVENUE CODE FOR ACTIONS TAKEN BY EITHER OF THEM FOLLOWING THE REDEMPTION.

Even if the distribution qualifies under Section 368 and 355 of the Internal Revenue Code, it will be taxable to Acacia if Section 355(e) of the Internal Revenue Code applies to the distribution. Section 355(e) will apply if 50% or more of the AR-Acacia Technologies stock or CombiMatrix Corporation’s common stock, by vote or value, is acquired by one or more persons, other than the holders of AR-CombiMatrix stock who receive the common stock of CombiMatrix Corporation in the redemption, acting pursuant to a plan or a series of related transactions that includes the redemption (see the immediately preceding risk factor). Any shares of the AR-Acacia Technologies stock, the AR-CombiMatrix stock or the common stock of CombiMatrix Corporation acquired directly or indirectly within two years before or after the redemption generally are presumed to be part of such a plan unless we can rebut that presumption. To prevent applicability of Section 355(e) or to otherwise prevent the distribution from failing to qualify under Section 355 of the Internal Revenue Code, CombiMatrix Corporation has agreed that, until two years after the redemption, it will not take any of the following actions unless prior to taking such action, it has obtained (and provided to Acacia) a written opinion of tax counsel or a ruling from the Internal Revenue Service to the effect that such action will not cause the redemption to be taxable to Acacia:

•                  merge or consolidate with another corporation;

•                  liquidate or partially liquidate;

•                  sell or transfer all or substantially all of its assets;

•                  redeem or repurchase its stock (except in certain limited circumstances); or

•                  take any other action, which could reasonably be expected to cause Section 355(e) to apply to the distribution.

ACACIA RESEARCH CORPORATION AND COMBIMATRIX CORPORATION MAY BE REQUIRED TO INDEMNIFY THE OTHER FOR TAX LIABILITY RESULTING FROM THE REDEMPTION OF AR-COMBIMATRIX STOCK FOR THE COMMON STOCK OF COMBIMATRIX CORPORATION, WHICH MAY INTERFERE WITH BOTH COMPANIES’ ABILITY TO ENGAGE IN DESIRABLE STRATEGIC TRANSACTIONS AND ISSUE THEIR EQUITY SECURITIES.

If Section 355(e) applies to the distribution because of some action or omission by Acacia or by CombiMatrix Corporation after the distribution, then it must indemnify the other for any resulting tax-related liabilities. The CombiMatrix Corporation will have to indemnify Acacia if the redemption becomes taxable to Acacia by failing to qualify under Section 355 of the Internal Revenue Code or from the application of Section 355(e) of the Internal Revenue Code as a result of these or any other transactions that it undertakes after the redemption. In the event that CombiMatrix Corporation was liable for such taxes, the payment would have a substantial and material adverse effect on its business, financial position and results of operations. Further, if the redemption becomes taxable to Acacia by failing to qualify under Section 355 of the Internal Revenue Code or from the application of Section 355(e) of the Internal Revenue Code as a result of these or any other transactions that Acacia undertakes before or after the redemption, then Acacia will be liable for such taxes without recourse against CombiMatrix Corporation.  This obligation may discourage, delay or prevent a merger, change of control, or other strategic or capital raising transactions involving our AR-CombiMatrix common stock, our future outstanding equity or our issuance of other equity securities. If we cannot engage in equity financing transactions because of these constraints, we may not be able to fund the working capital, capital expenditure and research and development requirements, as well as to make other investments. As a result, our business may be harmed.

COMBIMATRIX AND YOU WOULD HAVE FEDERAL INCOME TAX LIABILITIES IF THE TAX RULING WERE REVOKED.

We received a private letter ruling from the Internal Revenue Service, or the IRS, addressed to our company and Acacia to the effect that, among other things, the split off will be tax free to Acacia and the Acacia stockholders under Section 355 of the Internal Revenue Code of 1986. The private letter ruling, while binding upon the IRS, is based upon factual representations and assumptions made in the ruling request.  If those factual representations and assumptions were incomplete or untrue in any material respect, or the facts upon which the private letter ruling is based are materially different from the facts at the time of the split off, the IRS could modify or revoke the private letter ruling retroactively.  We are not aware of any facts or circumstances that would cause any of those representations to be untrue, nor do we believe the facts upon which the Private Letter Ruling were based are materially different from the facts we expect to exist at the time of the redemption.

If the split off failed to qualify under Section 355 of the Internal Revenue Code, corporate tax would be payable by the consolidated group of which Acacia is the common parent based upon the difference between the aggregate fair market value of our stock and the adjusted tax basis of such stock to Acacia prior to the split off.  The corporate level tax would be payable by Acacia.  We have agreed, however, to indemnify Acacia for this and other tax liabilities if they result from certain actions taken by us.  Please see “Relationship Between Acacia and Our Company After the Split Off” for a more detailed discussion of the tax allocation agreement between Acacia and us.  In addition, under the Internal Revenue Code’s consolidated return regulations, each member of the Acacia consolidated group, including our company, is severally liable for these tax liabilities. If we are required to indemnify Acacia for these liabilities or we are otherwise found liable to the IRS for these liabilities, the resulting obligation could materially and adversely affect our financial condition.

Additionally, if the split off were not to qualify under Section 355 of the Internal Revenue Code, then each owner of AR-CombiMatrix stock who receives shares of our common stock in the split off would be treated as if such stockholder received a taxable payment in exchange for his or her AR-CombiMatrix stock.  The payment would be taxable as short-term or long-term capital gain, provided that the AR-CombiMatrix stock were held by the holder as a capital asset on the date of the payment.  Capital gains are long term if the AR-CombiMatrix stock is held for more than twelve months at the time of the distribution.  For individuals, the maximum federal income tax rate applicable to long-term capital gains is generally 15%.  The amount of capital gain or loss would equal the difference between the stockholder’s adjusted tax basis in his AR-CombiMatrix stock and the fair market value of the common stock of our company received by the stockholder on the redemption date.

OUR COMMON STOCK WILL TRADE AS A NEW LISTING ON THE NASDAQ CAPITAL MARKET, AND IF THE PRICE OF OUR STOCK DOES NOT MEET THE MINIMUM REQUIREMENTS FOR STABILIZING ABOVE $4.00 PER SHARE, OUR STOCK MAY BE DELISTED FROM NASDAQ.

Although AR-CombiMatrix stock is currently traded on Nasdaq, our company will be subject to the new listing requirements of Nasdaq or another national exchange. As a result, we have submitted a new listing application for our stock to be traded on the Nasdaq Capital Market and received notification on May 16, 2007 that our listing application had been approved.  Our common stock will be subject to the new listing requirements of Nasdaq that include a requirement that the stock initially trade above $4.00 per share. If the price of our common stock following the redemption does not stabilize at $4.00 or more per share, our stock may be delisted from Nasdaq. If we are delisted from Nasdaq, our stock will likely be traded on the Over-the-Counter Bulletin Board until we are able to meet the listing requirements of Nasdaq or another national exchange. Failure to maintain a market for our stock on Nasdaq or another national exchange will likely have a negative impact upon the trading price of our stock.

On April 23, 2007, Acacia Research Corporation received a Nasdaq Staff Deficiency Letter notifying us that their AR-CombiMatrix stock (trading symbol: CBMX) is not in compliance with the minimum trading price of the Nasdaq Global Market set forth in Marketplace Rule 4450(a)(5).  To regain compliance, the closing trading price of AR-CombiMatrix stock must be $1.00 or more for ten consecutive trading days.  Should the split off from Acacia not occur, the AR-CombiMatrix stock must regain compliance by October 22, 2007, in order to maintain the listing of the AR-CombiMatrix common stock.  If the split off from Acacia occurs as planned, all of the AR-CombiMatrix common stock will be redeemed for shares of CombiMatrix Corporation common stock (at a redemption ratio of 10-to-1), which we intend to be listed separately on Nasdaq.

OUR SEPARATION AGREEMENTS WITH ACACIA REQUIRE US TO ASSUME THE PAST, PRESENT AND FUTURE LIABILITIES RELATED TO OUR BUSINESS AND MAY BE LESS FAVORABLE TO US THAN IF THEY HAD BEEN NEGOTIATED WITH UNAFFILIATED THIRD PARTIES.

We have negotiated and entered into our separation agreements with Acacia as a wholly owned subsidiary of Acacia.  Had these agreements been negotiated with unaffiliated third parties, they might have been more favorable to us. Pursuant to these agreements, we have agreed to indemnify Acacia for, among other matters, all past, present and future liabilities related to our business, and we have assumed these liabilities under the separation agreements.  The past, present and future liabilities assumed by our company are the same as those previously allocated to the CombiMatrix group prior to the split off and reflected in our financial statements included in this report and previously disclosed by Acacia Research Corporation in its financial statements for the CombiMatrix group.  Nonetheless, the allocation of assets and liabilities between Acacia and us may not reflect the allocation that would have been reached between two unaffiliated parties.  See Relationship of Acacia Research Corporation and our Company After the Split-off” beginning on page 42.

HOLDERS OF TERMINATED AR-COMBIMATRIX STOCK OPTIONS COULD CLAIM THAT THE REDEMPTION WAS NOT A CHANGE IN CONTROL AS DEFINED IN THE STOCK OPTION PLANS, AND AS A RESULT, WE MAY BE REQUIRED TO DEFEND AGAINST CLAIMS.

The Acacia board of directors, acting as administrator of the CombiMatrix Corporation 1998 Stock Option Plan, CombiMatrix 2000 Stock Award Plan, and the 2002 CombiMatrix Stock Incentive Plan (the “plans”), determined that the redemption will be a “change in control” as defined under the plans and as a result of the change in control, all the outstanding options under those plans will become fully vested and will terminate on the redemption date, though the option holders will receive at least 35-days written notice prior to the redemption date and termination of their options. The Acacia board exercised authority to make such determination without consent of the option holders.  If an option holder under a plan claims that the redemption does not constitute a change in control as defined in the plans, including how that term was defined prior to the amendments described on page 72, then we may be required to defend against such claims.  Potential damages would be the difference between the exercise price under such options and the fair market value of our common stock subsequent to the redemption date, assuming that our common stock will appreciate from current levels and exceed the exercise price of the options, and also assuming the options would not have expired under their original terms.  As of March 31, 2007, there were approximately 7.5 million outstanding AR-CombiMatrix stock options under the plans with a weighted average exercise price of $5.67, and none of these options were in the money as of March 31, 2007 or as of the date of this filing.  While we cannot guaranty that an option holder will not bring a claim, we do not believe that such claims are likely, and we do not believe that the potential damages from any such claims are significant.

RISKS RELATED TO OUR BUSINESS

WE WILL NOT BE ABLE TO MEET OUR CASH REQUIREMENTS BEYOND MAY OF 2008 WITHOUT OBTAINING ADDITIONAL CAPITAL FROM EXTERNAL SOURCES, AND IF WE ARE UNABLE TO DO SO, WE MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN.

As a result of our financings in 2006 with Oppenheimer & Co. and Cornell Capital, our cash and cash equivalent balances, anticipated cash flows from operations and other external sources of available credit would have been sufficient to meet our cash requirements through December 31, 2007. In order for us to continue as a going concern beyond this point, we were required to obtain capital from external sources. As a result, the audit opinion on our consolidated financial statements for the year ending December 31, 2006, includes a qualifying paragraph regarding our ability to continue as a going concern as described in Note 1 to the consolidated financial statements included in this prospectus.  On May 4, 2007, Acacia executed a registered direct offering of $5.0 million of AR-CombiMatrix stock.  We expect that the proceeds from this offering will allow us to meet our cash requirements through May 2008.  We will continue to seek additional capital.  If external financing sources are not available or are inadequate to fund our operations, it could result in reduced revenues and cash flows from the sales of our CustomArray products and services and/or could jeopardize our ability to launch, market and sell additional products and services necessary to grow and sustain our operations in order to eventually achieve profitability. You should review the additional information about our liquidity and capital resources in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of this registration statement.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR ADDITIONAL LOSSES IN THE FUTURE.

We have sustained substantial losses since our inception resulting in consolidated accumulated net losses of $144.6 million and $146.7 million as of December 31, 2006 and March 31, 2007, respectively. We may never become profitable, or if we do, we may never be able to sustain profitability. We expect to incur significant research and development, marketing, general and administrative expenses. As a result, we expect to incur losses for the foreseeable future. Our consolidated cash and cash equivalents along with short-term investments totaled $14.3 million and $10.5 million at December 31, 2006 and March 31, 2007, respectively.

To date, we have relied primarily upon selling equity securities, as well as payments from strategic partners, to generate the funds needed to finance the implementation of our business strategies. We cannot assure you that we will not encounter unforeseen difficulties, including the outside influences identified above that may deplete our capital resources more rapidly than anticipated. As a result, our subsidiary companies may be required to obtain additional financing through bank borrowings, debt or equity financings or otherwise, which would require us to make additional investments or face a dilution of our equity interests. Any efforts to seek additional funds could be made through equity, debt or other external financings. Nevertheless, we cannot assure that additional funding will be available on favorable terms, if at all. If we fail to obtain additional funding when needed for our subsidiary companies and ourselves, we may not be able to execute our business plans and our business may suffer.

THE CONTINUED DECLINE IN AR-COMBIMATRIX STOCK PRICE COULD RESULT IN A GOODWILL IMPAIRMENT.

Due to the recent decline in the AR-CombiMatrix stock, our market value as indicated by the trading of AR-CombiMatrix stock has approximated our book value at times during the fourth quarter of 2006 and the first quarter of 2007.  During April 2007, our market value fell below our book value on several trading days, though our market value exceeds our book value by approximately $17.0 million as of May 14, 2007.  Should the AR-CombiMatrix stock continue to decline below its book value and if management concludes that the decline is other than temporary, our goodwill in the amount of $16.9 million as of December 31, 2006 and March 31, 2007, respectively, could be impaired.

BECAUSE OUR BUSINESS OPERATIONS ARE SUBJECT TO MANY UNCONTROLLABLE OUTSIDE INFLUENCES, WE MAY NOT SUCCEED.

Our business operations are subject to numerous risks from outside influences, including the following:

•                  Technological advances may make our semiconductor based array technology obsolete or less competitive, and as a result, our revenue and the value of our assets could become obsolete or less competitive.

Our products and services are dependent upon our semiconductor based array technology. The semiconductor based array technology is an advancement in conventional arrays that are used for the same purpose. Current array technologies have revolutionized drug discovery and development, and we believe that our array technology provides characteristics, including flexibility, superior cost metrics, and performance, which address certain needs of the life sciences market which are not addressed by conventional arrays and offers the latest in technological advances in this area. Our products and services are substantially dependent upon our ability to offer the latest in semiconductor based array technology in the SNP genotyping, gene expression profiling and proteomic markets. We believe technological advances of conventional arrays and semiconductor based arrays are currently being developed by our existing competition and potential new competitors in the market, including Affymetrix, Inc., Agilent Technologies, Inc., Applera Corporation, Becton, Dickinson and Company, Ciphergen Biosystems, Inc., Gene Logic Inc., Illumina, Inc., Johnson & Johnson, Nanogen, Inc., Orchid Biosciences, Inc., Roche Diagnostics GmbH and Sequenom, Inc. We also expect to face additional competition from new market entrants and consolidation of our existing competitors. Many of our competitors have existing strategic relationships with major pharmaceutical and biotechnology companies, greater commercial experience and substantially greater financial and personnel resources than we do. We expect new competitors to emerge and the intensity of competition to increase in the future. If these companies are able to offer technological advances to conventional arrays or semiconductor-based arrays, our products may become less valuable or even obsolete. While we continue to invest resources in research and development to enhance the technology of our products and services, we cannot provide any assurance that our competitors or new competitors will not enter the market with the same or similar technological advances before we are able to do so.

•                  New environmental regulation may materially increase the net losses of our business.

Our operations involve the use, transportation, storage and disposal of hazardous substances, and as a result it is subject to environmental and health and safety laws and regulations. Any changes in these laws and regulations could increase our compliance costs, and as a result, could materially increase our net losses.

•                  Our technologies face uncertain market value.

Our business includes the following technologies and products, some of which were recently introduced into the market: CustomArray™, DNA Microarray, 12K DNA expression array and related products, Design-on-Demand™ Arrays, NanoArray™ technology and our Bench-Top DNA Microarray Synthesizer for CustomArray™. These technologies and products have not gained widespread market acceptance, and we cannot provide any assurance that the increase, if any, in market acceptance of these technologies and products will meet or exceed our expectations.  Further, we are currently developing the following technologies and products, some of which have not yet been introduced into the market: (a) microarray technology for the detection of biological threat agents, (b) molecular diagnostics drug discovery and development using the CustomArray platform, and (c) additional products for the research and development and diagnostics markets including higher density arrays. The level of market acceptance of these technologies and products will have a significant impact upon our results of operations, and we cannot provide any assurance that the increase, if any, in market acceptance of these technologies and products will meet or exceed our expectations.

•                  We obtain components and raw materials from a limited number of sources, and the loss or interruption of our supply sources may adversely impact our ability to manufacture our products to meet our existing or future sales targets.

Substantially all of the components and raw materials used in the manufacture of our products, including semiconductors and reagents, are currently provided from a limited number of sources or in some cases from a single source. Although we believe that alternative sources for those components and raw materials are available, any supply interruption in a sole-sourced component or raw material might result in up to a several-month production delay and materially harm our ability to manufacture products until a new source of supply, if any, could be located and qualified. In addition, an uncorrected impurity or supplier’s variation in a raw material, either unknown to us or incompatible with our manufacturing process, could have a material adverse effect on our ability to manufacture products. We may be unable to find a sufficient alternative supply channel in a reasonable time period, or on commercially reasonable terms, if at all.

•                  The foregoing outside influences may affect other risk factors described in this prospectus.

Any one of the foregoing outside influences may cause our company to need additional financing to meet the challenges presented or to compensate for a loss in revenue, and we may not be able to obtain the needed financing. Further, any one of the foregoing outside influences affecting our business could make it less likely that we will be able to gain acceptance of our array technology by researchers in the pharmaceutical, biotechnology and academic communities. See the heading “If our new and unproven technology is not used by researchers in the pharmaceutical, biotechnology and academic communities, our business will suffer” beginning on page 16 of this prospectus.

WE MAY HAVE TO ENTER INTO NEW STRATEGIC PARTNERSHIPS TO GENERATE REVENUE CONSISTENT WITH OUR OPERATING HISTORY OF WORKING WITH STRATEGIC PARTNERS SUCH AS ROCHE DIAGNOSTICS GMBH.

In March 2004, we completed all phases of our research and development agreement with Roche Diagnostics GmbH (“Roche”). As a result of completing all of our obligations under this agreement and in accordance with our revenue recognition policies for multiple-element arrangements, we recognized all previously deferred Roche related contract revenues totaling $17,302,000 during the first quarter of 2004. To date, we have relied primarily upon selling equity securities, as well as payments from strategic partners, to generate the funds needed to finance the implementation of our business strategies. Prior to 2004, we had been dependent on our arrangements with Roche and relied upon payments by Roche and other partners for a majority of our working capital needs. We intend to enter into additional strategic partnerships to develop and commercialize future products. We are deploying unproven technologies and continue to develop our commercial products. There can be no assurance that we will be able to implement our future plans. Our failure to achieve our plans would have a material adverse effect on our ability to achieve our intended business objectives.

WE MAY FAIL TO MEET MARKET EXPECTATIONS BECAUSE OF FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

Our revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future. It is possible that in future periods our revenues could fall below the expectations of securities analysts or investors, which could cause the market price of our stock to decline. The following are among the factors that could cause our operating results to fluctuate significantly from period to period:

our unpredictable revenue sources, as described below;

•                  the nature, pricing and timing of our and our competitors’ products;

•                  changes in our and our competitors’ research and development budgets;

•                  expenses related to, and our ability to comply with, governmental regulations of our products and processes; and

•                  expenses related to, and the results of, patent filings and other proceedings relating to intellectual property rights.

We anticipate significant fixed expenses due in part to our need to continue to invest in product development. We may be unable to adjust our expenditures if revenues in a particular period fail to meet our expectations, which would harm our operating results for that period. As a result of these fluctuations, we believe that period-to-period comparisons of our financial results will not necessarily be meaningful, and you should not rely on these comparisons as an indication of our future performance.

OUR REVENUES WILL BE UNPREDICTABLE, AND THIS MAY HARM OUR FINANCIAL CONDITION.

The amount and timing of revenues that we may realize from our business will be unpredictable because:

•                  whether our products and services are commercialized and generate revenues depends, in part, on the efforts and timing of our potential customers; and

•                  our sales cycles may be lengthy.

As a result, our revenues may vary significantly from quarter to quarter, which could make our business difficult to manage and cause our quarterly results to be below market expectations. If this happens, the price of our common stock may decline significantly.

TECHNOLOGY COMPANY STOCK PRICES ARE ESPECIALLY VOLATILE, AND THIS VOLATILITY MAY DEPRESS THE PRICE OF OUR STOCK.

The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly biotechnology companies, has been highly volatile. In addition, our stock has historically experienced greater price fluctuations than the biotechnology index of other Nasdaq listed stock. We believe that various factors may cause the market price of our stock to fluctuate, perhaps substantially, including, among others, announcements of:

•                  our or our competitors’ technological innovations;

•                  developments or disputes concerning patents or proprietary rights;

•                  supply, manufacturing or distribution disruptions or other similar problems;

•                  proposed laws regulating participants in the biotechnology industry;

•                  developments in relationships with collaborative partners or customers;

•                  our failure to meet or exceed securities analysts’ expectations of our financial results; or

•                  a change in financial estimates or securities analysts’ recommendations.

In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If our stock was the object of securities class action litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could materially harm the business and financial results of our business.

WE ARE DEPLOYING NEW AND UNPROVEN TECHNOLOGIES, WHICH MAKES EVALUATION OF OUR BUSINESS AND PROSPECTS DIFFICULT, AND WE MAY BE FORCED TO CEASE OPERATIONS IF WE DO NOT DEVELOP COMMERCIALLY SUCCESSFUL PRODUCTS.

We have not proven our ability to commercialize products on a large scale. In order to successfully commercialize products on a large scale, we will have to make significant investments, including investments in research and development and testing, to demonstrate their technical benefits and cost-effectiveness. Problems frequently encountered in connection with the commercialization of products using new and unproven technologies might limit our ability to develop and commercialize our products. For example, our products may be found to be ineffective, unreliable or otherwise unsatisfactory to potential customers. We may experience unforeseen technical complications in the processes we use to develop, manufacture, customize or receive orders for our products. These complications could materially delay or limit the use of products we attempt to commercialize, substantially increase the anticipated cost of our products or prevent us from implementing our processes at appropriate quality and scale levels, thereby causing our business to suffer.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, AND IF ADDITIONAL CAPITAL IS NOT AVAILABLE ON ACCEPTABLE TERMS, WE MAY HAVE TO CURTAIL OR CEASE OPERATIONS.

Our future capital requirements will be substantial and will depend on many factors including how quickly we commercialize our products, the progress and scope of our collaborative and independent research and development projects, the filing, prosecution, enforcement and defense of patent claims and the need to obtain regulatory approval for certain products in the United States or elsewhere. Changes may occur that would cause our available capital resources to be consumed significantly sooner than we expect.

We may be unable to raise sufficient additional capital on favorable terms or at all. If we fail to do so, we may have to curtail or cease operations or enter into agreements requiring us to relinquish rights to certain technologies, products or markets because we will not have the capital necessary to exploit them.

IF WE DO NOT ENTER INTO SUCCESSFUL PARTNERSHIPS AND COLLABORATIONS WITH OTHER COMPANIES, WE MAY NOT BE ABLE TO FULLY DEVELOP OUR TECHNOLOGIES OR PRODUCTS, AND OUR BUSINESS WOULD BE HARMED.

Since we do not possess all of the resources necessary to develop and commercialize products that may result from our technologies on a mass scale, we will need either to grow our sales, marketing and support group or make appropriate arrangements with strategic partners to market, sell and support our products. We believe that we will have to enter into additional strategic partnerships to develop and commercialize future products. If we do not enter into adequate agreements, or if our existing arrangements or future agreements are not successful, our ability to develop and commercialize products will be impacted negatively, and our revenues will be adversely affected.

WE HAVE LIMITED EXPERIENCE COMMERCIALLY MANUFACTURING, MARKETING OR SELLING ANY OF OUR POTENTIAL PRODUCTS, AND UNLESS WE DEVELOP THESE CAPABILITIES, WE MAY NOT BE SUCCESSFUL.

Even if we are able to develop our products for commercial release on a large-scale, we have limited experience in manufacturing our products in the volumes that will be necessary for us to achieve commercial sales and in marketing or selling our products to potential customers. We cannot assure you that we will be able to commercially produce our products on a timely basis, in sufficient quantities or on commercially reasonable terms.

WE FACE INTENSE COMPETITION, AND WE CANNOT ASSURE YOU THAT WE WILL BE SUCCESSFUL COMPETING IN THE MARKET.

We expect to compete with companies that design, manufacture and market instruments for analysis of genetic variation and function and other applications using established sequential and parallel testing technologies. We are also aware of other biotechnology companies that have or are developing testing technologies for the SNP genotyping, gene expression profiling and proteomic markets. We anticipate that we will face increased competition in the future as new companies enter the market with new technologies and our competitors improve their current products.

The markets for our products are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and new product introductions. One or more of our competitors may offer technology superior to ours and render our technology obsolete or uneconomical. Many of our competitors have greater financial and personnel resources and more experience in marketing, sales and research and development than we have. Some of our competitors currently offer arrays with greater density than we do and have rights to intellectual property, such as genomic information or proprietary technology, which provides them with a competitive advantage. If we were not able to compete successfully, our business and financial condition would be materially harmed.

IF OUR NEW AND UNPROVEN TECHNOLOGY IS NOT USED BY RESEARCHERS IN THE PHARMACEUTICAL, BIOTECHNOLOGY AND ACADEMIC COMMUNITIES, OUR BUSINESS WILL SUFFER.

Our products may not gain market acceptance. In that event, it is unlikely that our business will succeed. Biotechnology and pharmaceutical companies and academic research centers have historically analyzed genetic variation and function using a variety of technologies, and many of them have made significant capital investments in existing technologies. Compared to existing technologies, our technologies are new and unproven. In order to be successful, our products must meet the commercial requirements of the biotechnology, pharmaceutical and academic communities as tools for the large-scale analysis of genetic variation and function. Market acceptance will depend on many factors, including:

•                  the development of a market for our tools for the analysis of genetic variation and function, the study of proteins and other purposes;

•                  the benefits and cost-effectiveness of our products relative to others available in the market;

•                  our ability to manufacture products in sufficient quantities with acceptable quality and reliability and at an acceptable cost;

•                  our ability to develop and market additional products and enhancements to existing products that are responsive to the changing needs of our customers;

•                  the willingness and ability of customers to adopt new technologies requiring capital investments or the reluctance of customers to change technologies in which they have made a significant investment; and

•                  the willingness of customers to transmit test data and permit the CombiMatrix group to transmit test results over the Internet, which will be a necessary component of our product and services packages unless customers purchase or license our equipment for use in their own facilities.

IF THE MARKET FOR ANALYSIS OF GENOMIC INFORMATION DOES NOT DEVELOP OR IF GENOMIC INFORMATION IS NOT AVAILABLE TO OUR POTENTIAL CUSTOMERS, OUR BUSINESS WILL NOT SUCCEED.

We are designing our technology primarily for applications in the molecular diagnostics, biotechnology, pharmaceutical and academic communities. The usefulness of our technology depends in part upon the availability of genomic data. We are initially focusing on markets for analysis of genetic variation and function. These markets are new and emerging, and they may not develop as we anticipate, or at all. Also, researchers may not seek or be able to convert raw genomic data into medically valuable information through the analysis of genetic variation and function. If genomic data is not available for use by our customers or if our target markets do not emerge in a timely manner, or at all, demand for our products will not develop as we expect, and we may never become profitable.

IF THIRD-PARTY PAYORS, SUCH AS INSURANCE COMPANIES, MANAGED CARE ORGANIZATIONS AND MEDICARE, DO NOT PROVIDE REIMBURSEMENT FOR OUR PRODUCTS, THEIR COMMERCIAL VIABILITY MAY BE LIMITED.

Many of our diagnostic services are new and payors may choose not to reimburse patients for such tests.   Each payor makes its own decision as to whether to establish a policy to reimburse for tests.  If we are unable to garner broad payment support for our tests, we may have to ask patients to pay for tests themselves.  This may reduce the use and ordering of our tests by physicians, and may limit our ability to fully realize the commercial value of our tests.

OUR PRODUCT DEVELOPMENT EFFORTS MAY BE HINDERED IF WE ARE UNABLE TO GAIN ACCESS TO PATIENTS’ TISSUE AND BLOOD SAMPLES.

The development of our diagnostic products requires access to tissue and blood samples from patients who have the diseases we are addressing.  Our clinical development relies on our ability to secure access to these samples, as well as information pertaining to their associated clinical outcomes. Access to samples can be difficult since it may involve multiple levels of approval, complex usage rights, privacy rights, among other issues.

IF OUR CURRENT LABORATORY FACILITY BECOMES INOPERABLE OR LOSES CERTIFICATION, WE WILL BE UNABLE TO PERFORM OUR TESTS AND OUR BUSINESS WILL BE HARMED.

Our diagnostic tests are operated out of our CLIA certified laboratory in Irvine, California.  Currently, we do not have a second certified laboratory.  Should our only laboratory be unable to perform tests, for any reason, our business will be harmed.

OUR FUTURE SUCCESS DEPENDS ON THE CONTINUED SERVICE OF OUR ENGINEERING, TECHNICAL AND KEY MANAGEMENT PERSONNEL AND OUR ABILITY TO IDENTIFY, HIRE AND RETAIN ADDITIONAL ENGINEERING, TECHNICAL AND KEY MANAGEMENT PERSONNEL.

There is intense competition for qualified personnel in our industry, particularly for engineers and senior level management. Loss of the services of, or failure to recruit, engineers or other technical and key management personnel could be significantly detrimental to the group and could adversely affect our business and operating results. We may not be able to continue to attract and retain engineers or other qualified personnel necessary for the development of our products and business or to replace engineers or other qualified personnel who may leave the group in the future. Our anticipated growth is expected to place increased demands on our resources and likely will require the addition of new management personnel.

THE EXPANSION OF OUR PRODUCT LINES MAY SUBJECT US TO REGULATION BY THE UNITED STATES FOOD AND DRUG ADMINISTRATION AND FOREIGN REGULATORY AUTHORITIES, WHICH COULD PREVENT OR DELAY OUR INTRODUCTION OF NEW PRODUCTS.

If we manufacture, market or sell any products for any regulated clinical or diagnostic applications, those products will be subject to extensive governmental regulation as medical devices in the United States by the FDA and in other countries by corresponding foreign regulatory authorities. The process of obtaining and maintaining required regulatory clearances and approvals is lengthy, expensive and uncertain. Products that we manufacture, market or sell for research purposes only are not subject to governmental regulations as medical devices or as analyte specific reagents to aid in disease diagnosis. We believe that our success will depend upon commercial sales of improved versions of products, certain of which cannot be marketed in the United States and other regulated markets unless and until we obtain clearance or approval from the FDA and our foreign counterparts, as the case may be. Delays or failures in receiving these approvals may limit our ability to benefit from our new products.

AS OUR OPERATIONS EXPAND, OUR COSTS TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS WILL INCREASE, AND FAILURE TO COMPLY WITH THESE LAWS AND REGULATIONS COULD HARM OUR FINANCIAL RESULTS.

Our operations involve the use, transportation, storage and disposal of hazardous substances, and as a result we are subject to environmental and health and safety laws and regulations. As we expand our operations, our use of hazardous substances will increase and lead to additional and more stringent requirements.

The cost to comply with these and any future environmental and health and safety regulations could be substantial. In addition, our failure to comply with laws and regulations, and any releases of hazardous substances into the environment or at our disposal sites, could expose our group to substantial liability in the form of fines, penalties, remediation costs and other damages, or could lead to a curtailment or shut down of our operations. These types of events, if they occur, would adversely impact our financial results.

OUR BUSINESS DEPENDS ON ISSUED AND PENDING PATENTS, AND THE LOSS OF ANY PATENTS OR OUR FAILURE TO SECURE THE ISSUANCE OF PATENTS COVERING ELEMENTS OF OUR BUSINESS PROCESSES WOULD MATERIALLY HARM OUR BUSINESS AND FINANCIAL CONDITION.

Our success depends on our ability to protect and exploit our intellectual property. We currently have five patents issued in the United States, three patents issued in Europe, one patent issued in Australia, and 84 patent applications pending in the United States, Europe and elsewhere. The patents covering our core technology begin to expire January 5, 2018.

The patent application process before the United States Patent and Trademark Office and other similar agencies in other countries is initially confidential in nature. Patent Applications that are filed outside the United States, however, are published approximately eighteen months after filing. Similarly, patent applications that are filed in the United States will be published approximately eighteen months after filing unless the applicant has opted out of publication and will not file any foreign applications on the same invention. Due to the confidential nature of the patent application process, we cannot determine in a timely manner whether patent applications covering technology that competes with our technology have been filed in the United States or other foreign countries or which, if any, will ultimately issue or be granted as enforceable patents. Considering our patent applications and those of others, some of our patent applications may claim compositions, methods or uses that may also be claimed in patent applications filed by others. In some or all of these applications, a determination of priority of inventorship may need to be decided in a proceeding before the United States Patent and Trademark Office or a court. In contrast, in foreign jurisdictions, the first to file on the invention will generally prevail on a priority contest. If we are unsuccessful in these invention ownership proceedings, we could be blocked from further developing, commercializing or selling products that fall under the scope of the claims of the patents that issue to others. Regardless of the ultimate outcome, this ownership determination process can be time-consuming and expensive.

ANY INABILITY TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGIES COULD MATERIALLY HARM OUR COMPETITIVE POSITION AND FINANCIAL RESULTS.

If we do not protect our intellectual property adequately, competitors may be able to use our technologies and erode any competitive advantage that we may have. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights abroad. These problems can be caused by the absence of laws, rules and/or methods for defending intellectual property rights.

The patent positions of companies developing tools for the biotechnology, pharmaceutical and academic communities, including our patent position, generally are uncertain and involve complex legal and factual questions. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. Our existing patents and any future issued or granted patents we obtain may not be sufficiently broad in scope to prevent others from practicing our technologies or from developing competing products. There also is a risk that others may independently develop similar or alternative technologies or design around our patented technologies. In addition, others may cause reexamination of our patents in the United States or may oppose our patents in Europe, either of which may result in narrower patent claims or cancellation of some or all of the patent claims, or invalidate our patents during enforcement proceedings, or our patents may fail to provide us with any competitive advantage. Enforcing our intellectual property rights may be difficult, costly and time-consuming and ultimately may not be successful.

We also rely upon trade secret protection of our confidential and proprietary information. While we have taken security measures to protect our proprietary information, these measures may not provide adequate protection for our trade secrets or other proprietary information. We seek to protect our proprietary information by entering into confidentiality and invention disclosure and transfer agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants still may disclose our proprietary information, and we may not be able to meaningfully protect our trade secrets. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our trade secrets.

ANY LITIGATION TO PROTECT OUR INTELLECTUAL PROPERTY, OR ANY THIRD-PARTY CLAIMS OF INFRINGEMENT, COULD DIVERT SUBSTANTIAL TIME AND MONEY FROM OUR BUSINESS AND COULD SHUT DOWN SOME OF OUR OPERATIONS.

Our commercial success depends in part on our non-infringement of the patents or proprietary rights of third parties. Many companies developing technology for the biotechnology and pharmaceutical industries use litigation aggressively as a strategy to protect and expand the scope of their intellectual property rights. Accordingly, third parties may assert that we are employing their proprietary technology without authorization. In addition, third parties may claim that use of our technologies infringes their current or future patents. We could incur substantial costs and the attention of our management and technical personnel could be diverted while defending ourselves against any of these claims. We may incur the same liabilities in enforcing our patents against others. We have not made any provision in our financial plans for potential intellectual property related litigation, and we may not be able to pursue litigation as aggressively as competitors with substantially greater financial resources.

If parties making infringement claims against us are successful, they may be able to obtain injunctive or other equitable relief, which effectively could block our ability to further develop, commercialize and sell products, and could result in the award of substantial damages against us. If we are unsuccessful in protecting and expanding the scope of our intellectual property rights, our competitors may be able to develop, commercialize and sell products that compete with us using similar technologies or obtain patents that could effectively block our ability to further develop, commercialize and sell our products. In the event of a successful claim of infringement against us, we may be required to pay substantial damages and either discontinue those aspects of our business involving the technology upon which we infringed or obtain one or more licenses from third parties. While we may license additional technology in the future, we may not be able to obtain these licenses at a reasonable cost, or at all. In that event, we could encounter delays in product introductions while we attempt to develop alternative methods or products, and such attempts may not be successful. Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing available products.

WE COULD FACE SUBSTANTIAL LIABILITIES IF WE WERE SUED FOR PRODUCT LIABILITY.

Product liability claims could be filed, if someone were to allege that our product failed to perform as claimed. We may also be subject to liability for errors in the performance of our tests.  Product liability claims could be substantial.  Though we believe we carry sufficient liability insurance, defense of such a claim could be time consuming and could result in damages that are not covered by our insurance.

A FORMER VICE PRESIDENT OF COMBIMATRIX CORPORATION HAS FILED A COMPLAINT AGAINST THE COMPANY WITH THE U.S. DEPARTMENT OF LABOR ALLEGING THAT HE WAS WRONGFULLY TERMINATED.

A former Vice President of CombiMatrix Corporation, following his termination of employment, filed a complaint with the U.S. Department of Labor alleging that his employment was terminated out of fear the former employee would report the Company’s failure to disclose certain information to be disclosed to the public. See the section titled “Legal Proceedings” on page 42 of this prospectus. This complaint was filed following a letter to the Board of Directors of Acacia Research Corporation containing the same allegations. Following an internal investigation in conjunction with Acacia’s outside counsel, Acacia’s Audit Committee was not able to verify any of the allegations made by the former employee. Nonetheless, in an abundance of caution, the Audit Committee engaged an independent counsel to conduct an investigation of the allegations. The Audit Committee concluded that there was no merit to the allegations based upon the findings of independent counsel. Management does not believe the allegations have any merit, nor does management believe the resolution of this matter will have any material affect upon the financial statements or other information included in this prospectus.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY SELLING PRODUCTS AND SERVICES, WE CANNOT ASSURE THAT OUR OPERATIONS WILL BE PROFITABLE.

We commenced operations in 1996 and began commercialization of our CustomArray platform in 2004 and accordingly, have a limited operating history generating revenues from products and services. In addition, we are still developing our product and service offerings and you should consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies with such limited operating histories.

Since we have a limited operating history, we cannot assure you that our operations will be profitable or that we will generate sufficient revenues to meet our expenditures and support our activities.

We have sustained substantial losses since our inception. If we continue to incur operating losses in future periods, we may not have enough money to expand our business and our subsidiary companies’ businesses in the future.

FAILURE TO EFFECTIVELY MANAGE OUR GROWTH COULD PLACE STRAINS ON OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES AND COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

Our growth has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources. Further, as our subsidiary companies’ businesses grow, we will be required to manage multiple relationships. Any further growth by us or our subsidiary companies or an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to successfully implement our business plan.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO EXPAND OUR ORGANIZATION TO MATCH THE GROWTH OF OUR SUBSIDIARIES.

As our subsidiaries grow, the administrative demands upon our management will grow, and our success will depend upon our ability to meet those demands. These demands include increased accounting, management, legal services, staff support for our board of directors, and general office services. We may need to hire additional qualified personnel to meet these demands, the cost and quality of which is dependent in part upon market factors outside of our control. Further, we will need to effectively manage the training and growth of our staff to maintain an efficient and effective workforce, and our failure to do so could adversely affect our business and operating results.

THE AVAILABILITY OF SHARES FOR SALE IN THE FUTURE COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

In the future, we may issue securities to raise cash for acquisitions. We may also pay for interests in additional subsidiary companies by using a combination of cash and our common stock or just our common stock. We may also issue securities convertible into our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock.

In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

DELAWARE LAW, OUR CHARTER DOCUMENTS AND THE INDEMNITY PROVISIONS UNDER THE TAX ALLOCATION AGREEMENT CONTAIN PROVISIONS THAT COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER OF COMBIMATRIX CORPORATION THAT MIGHT OTHERWISE RESULT IN OUR STOCKHOLDERS RECEIVING A PREMIUM OVER THE MARKET PRICE OF THEIR SHARES.

Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult the acquisition of our company by means of a tender offer, proxy contest or otherwise, and the removal of incumbent officers and directors. These provisions are discussed fully in the section titled “Delaware Anti-takeover Law and Provisions of Our Restated Certificate of Incorporation and Amended and Restated Bylaws” beginning on page 26, incorporated herein by reference.

Pursuant to the indemnity provisions of the tax allocation agreement between Acacia and the Company, an acquisition or further issuance of the Company’s equity securities that triggers the application of Section 355(e) of the Code may require the Company to indemnify Acacia for the resulting tax.  If the Distribution does not constitute a tax-free spin-off under Section 355 of the Code or a tax-free reorganization under Section 368 of the Code, either as a result of actions taken in connection with the distribution or as a result of subsequent acquisitions of shares of Acacia or Our common stock, then Acacia and/or Acacia shareholders may be responsible for payment of U.S. federal income taxes.”

These provisions could have the effect of delaying, deferring or preventing a change in control of the Company, adversely affect the ability of our stockholders to receive a premium price for their stock, discourage others from making tender offers for the Company’s shares, lower the market price of the Company’s stock or impede the ability of the Company’s stockholders to change the Company’s management, even if such changes would be beneficial to these stockholders.